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                           Exhibit 11
     Statement Regarding Computation of Per Share Earnings

                                          Year Ended December 31,
                                   1996           1995          1994
                                  (In Thousands, Except Per Share Data)

Primary net income per share
Net income:
  Net income as  reported       $45,997       $ 3,139       $(9,658)

 Weighted average number
    of common shares
    outstanding                  18,604        19,391        20,865

 Common stock equivalents
                                   -             -             -
 Primary shares                  18,604        19,391        20,865

Primary net income  per share  $   2.47        $  .16       $  (.46)

Fully diluted net income per share
  Net income as  reported       $45,997       $ 3,139       $(9,658)

 Weighted average number
  of common shares
   outstanding                  18,604         19,391        20,865

  Common stock equivalents         219          1,120           878
  Fully diluted shares          18,823         20,511        21,743

Fully diluted net income
  per share                   $  2.44       $     .15       $   (.44)

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